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                                                                    Exhibit 10-1

September 12, 2000


Mr. Steven D. Scruggs
20 Newtown Court West
Buffalo Grove, IL 60089

Re:  Separation Agreement
     --------------------

Dear Steve:

This letter, upon your signature, will constitute the entire agreement ("Agreement") between you and Grubb & Ellis Company (the "Company" or "G&E"), and all of its respective subsidiaries, divisions, affiliates, and related entities (collectively, the "Company") regarding the termination of your employment with the Company.

1. You hereby resign as an officer of the Company effective August 25, 2000, and you agree to resign as an employee of the Company, effective October 31, 2000 (your "Termination Date"). Between the date of this Agreement and your Termination Date, you will essentially assist the Company in transitioning your duties and responsibilities to other persons at G&E.

2. (a) Because you and G&E have an at-will employment relationship, you acknowledge that your employment can be terminated at any time, with or without notice and without a reason. The Company has adopted the Executive Incentive Bonus and Severance Plan effective June 1, 2000 (the "Bonus and Severance Plan"). Pursuant to the Bonus and Severance Plan, you will receive the following:

          (i) On September 15, 2000, a lump sum in cash in an amount equal to Fifty Thousand Dollars ($50,000) representing twenty percent (20%) of your annual base salary; and

          (ii) On October 31, 2000, a lump sum in cash equal to One Hundred Thousand Dollars ($100,000) representing eighty percent (80%) of your calendar year 2000 target bonus pursuant to the Executive Incentive Compensation Program for Calendar Year 2000 (the "Target Bonus"); following the 2000 year-end close, the actual Target Bonus will be calculated and if the calculation results in a higher Target Bonus, the incremental amount will be paid to you at the same time Target Bonuses are paid to other covered executives of the Company; and

          (iii) Cash payments of Twenty Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($20,833.33) per month, for twelve months, payable semi-monthly, or an aggregate total of Two Hundred Fifty Thousand Dollars($250,000), representing one year's base salary; and

          (iv) Seventeen Thousand Four Hundred Twenty-Six and 50/100 Dollars ($17,426.50), representing the annual equivalent of your Company benefits for

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                 healthcare, dental, vision and perquisites for the twelve month period after the Termination Date, which has been grossed up to cover your income taxes, payable over a period of twelve (12) months, semi-monthly; during this period, the Company will provide life insurance and disability coverages that are the equivalent of your current level of coverage;

                 all of the above to be reduced by withholding taxes and customary payroll deductions.

     (b) In addition, pursuant to the Bonus and Severance Plan, the Company hereby extends the expiration date of your un-exercised, vested (through October 31, 2000) options to purchase 69,000 shares of stock in the Company at $4.25 per share, pursuant to the Company's 1990 employee Stock Option Plan from ninety days after your Termination Date to October 31, 2001.

     (c) In addition, you will be paid your accrued but unused vacation time pay, less withholding taxes and customary payroll deductions, through and on your Termination Date.

3. Upon execution of this Agreement, you will no longer be an Executive Officer of the Company and will thereafter no longer be covered by or eligible to receive any compensation or benefits pursuant to the Executive Change of Control Plan, adopted by the Company Board of Directors on May 10, 1999, as amended (the "CIC Plan"). In consideration of an extension of your Termination Date to October 31, 2000 and your acceptance of this Agreement, and provided you have fulfilled your other obligations set forth in this Agreement, the Company shall provide you with the following benefits. In the event a Change of Control (as defined in the CIC Plan) occurs after your Termination Date and prior to December 31, 2000 (or if a contract for same is executed by all parties after your Termination Date and prior to December 31, 2000 and the Change of Control occurs after December 31, 2000), then, within 30 days after the occurrence of a Change of Control you shall receive in a lump sum in cash (i) One Hundred Fifty-Six Thousand Two Hundred Fifty Dollars ($156,250), representing approximately 7-1/2 months annual base salary, and (ii) an amount equal to fifty percent (50%) of your calendar year 2000 Target Bonus, and (iii) Ten Thousand Eight Hundred Ninety-One and 56/100 Dollars ($10,891.56), representing 7-1/2 months of your annual benefits and perquisites, which has been grossed up to cover your income taxes, in each case less withholding taxes and customary payroll deductions. In addition, to the extent applicable, you will also receive the Gross-Up Payment set forth in
     Section 9 of the CIC Plan.

4. Except as specifically provided in this Agreement, you hereby abrogate and repudiate any and all claims you have under the Bonus and Severance Plan, the CIC Plan, the acknowledgment agreements executed by you in respect of said plans, any and all other written or oral agreements between you and the Company regarding the terms of your employment and any and all compensation to be paid to you by the Company.

5. After your Termination Date, you will no longer be covered by or eligible for any benefits under any Company employee benefit plans in which you currently participate. After your Termination Date, you will receive by separate cover information regarding your rights to health insurance continuation (COBRA) and any 401(k) PLUS plan benefits. To the extent that you have such rights, nothing in this Agreement will impair those rights.

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6.   (a)  In exchange for the compensation to be provided to you herein, to which you are not otherwise entitled except pursuant to this Agreement, you agree to and hereby do waive and release, and promise never to assert, any claims of any kind or nature whatsoever, in law or equity, known or unknown, direct and indirect, that you have or might in the future have against G&E, and its respective predecessors, subsidiaries, affiliates, associates, owners, divisions, representatives, related entities, officers, directors, shareholders, agents, partners, insurers, employee benefit plans (and their trustees, administrators and other fiduciaries), attorneys, employees, heirs, successors, and assigns (collectively, the "Released Parties"), arising from or related to your employment, the transition of your employment, and the termination of your employment with the Company.

          The claims that you are waiving, releasing and promising not to assert include, but are not limited to, claims arising under federal, state and local statutory and common law, such as the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Act of 1866, as amended, the common law of contract and tort, and any other laws and regulations relating to employment, or employment discrimination and/or the payment of wages or benefits.

     (b) In consideration of the foregoing and the execution of the Agreement by you, the Company and the Released Parties hereby waive and release and promise never to assert any claims of any kind or nature whatsoever, in law or equity, known or unknown, direct or indirect that the Company (and/or any of the Released Parties) might have or might at any time in the future have against you (and including, without limitation, your partners, associates, agents, representatives, related entities and/or affiliates, contractors and/or your attorneys).

7. (a) You understand and agree that the claims that you are waiving, releasing and promising never to assert include claims that you now know or have reason to know exist, as well as those that you do not presently have any reason to know, believe or suspect that you have, including unknown, unforeseen, unanticipated and unsuspected injuries, damages, loss and liability and the consequences thereof. By signing this Agreement you agree that you are expressly waiving any provision of any state, federal or local statute, and common-law doctrine, providing, in substance, that a release shall not extend to claims, demands, injuries or damages, loss or liability, which are unknown or unsuspected to exist, by the person making the release, when s/he is making the release.

     (b) The Company (and the Released Parties) agree and understand that the claims that they are waiving, releasing and promising never to assert include claims that they now know or have reason to know exist, as well as those that they do not presently have any reason to know, believe or suspect that they may have, including unknown, unforeseen, unanticipated and unsuspected injuries, damages, loss and liability and the consequences thereof. By signing the Agreement the Company (on behalf of itself and the Released Parties) agrees that the Company (and the Released Parties) are expressly waiving any provision of any state, federal or local statute, and common law doctrine, providing in substance, that a release shall not extend to claims, demands, injuries or damages, loss or

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          liability, which are unknown or unsuspected to exist by the party making the release, when it/they are making the release.

8. You agree that you will not voluntarily, and without compulsion of legal process, assist or encourage others to assert claims or to commence or maintain litigation against the Released Parties. You also agree not to take any action or make any statement which disparages or is intended to disparage the Released Parties or their reputations.

9. You agree to return to the Company, by your Termination Date, any and all information and materials, whether in paper, magnetic, electronic or other form, that you have about the Company's practices, procedures, trade secrets, finances, client lists, or marketing of the Company's services. You will promptly execute any and all notices of resignation from any Company position as requested by the General Counsel. You will take no further action to bind or obligate the Company. You will immediately turn in your corporate American Express card.

10. You agree that you will not, unless required by law or otherwise permitted by express written permission from or request by the Company, disclose to anyone any information regarding the following:

     a. Any non-public information regarding the Company, including its practices, procedures, trade secrets, finances, client lists, or marketing of the Company's services.

     b. The terms of this Agreement, except that you may disclose this information to members of your immediate family and to your attorney, accountant or other professional advisor(s) to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must, and any breach of this obligation of confidentiality by such family member or professional advisor(s) shall be deemed to be a breach by you. If required to disclose the terms of this Agreement by law, you shall provide the Company with sufficient notice prior to any such disclosure, including the basis for the legal requirement to disclose, to allow the Company to seek a protective order preventing the disclosure.

11. You agree that, commencing on the Effective Date, and thereafter for a period of six months after your Termination Date, you shall not, directly or indirectly, on behalf of yourself or any other person or entity solicit for employment any then current executive, employee or independent contractor of the Company, or request or induce any then current executive, employee or independent contractor of the Company to leave the employ of, or association with, the Company.

12. Except as required by law or administrative agency or stock exchange rules, the Company will keep the terms of this Agreement confidential.

13. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by the law, the Company will be entitled to recover the benefits paid under the Agreement and to obtain all other relief provided by law and equity. This Agreement will be governed by the law of the State of Illinois without regard to principles of conflicts of laws thereof.

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14.  To accept the Agreement, please date and sign this Agreement and return it, either by personal delivery or by mail, to GRUBB & ELLIS COMPANY, c/o
     Robert J. Walner, General Counsel, 2215 Sanders Road, Suite 400,
     Northbrook, IL 60062.  An extra original for your records is enclosed.

     a. You understand that you have the right to consult with an attorney before signing this Agreement.

     b. You have up to 21 days from the date you receive this Agreement to accept the terms of this Agreement, although you may accept it at any time within those 21 days.

     c. Once you accept this Agreement, you will have seven (7) days after signing to revoke your acceptance. To revoke, you must send, either by personal delivery or by mail, to the General Counsel as indicated above, a written statement of revocation. If you do not revoke, the eighth day after the date of your acceptance will be the "Effective Date" of this Agreement.

15. Nothing in this Agreement shall constitute an admission of liability or wrongdoing by the Company or by you. This Agreement shall not be binding on the Company unless and until it is signed, in unaltered form, and returned to the Company as provided above.

16. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

17. This Agreement represents the sole and entire agreement between you and the Company regarding the transition and then termination of your services as President, Corporate Services Group and supersedes any and all previous verbal or written promises, representations, agreements, negotiations and/or discussions, if any, between you and the Company with respect to the subject matters covered herein. This Agreement cannot be terminated or changed except in writing by you and a duly authorized representative of G&E.

18. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method, with electronic confirmation; when received, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

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  If to you, addressed to:

  Steven D. Scruggs
  20 Newtown Court West
  Buffalo Grove, IL 60089


  If to Grubb & Ellis Company, addressed to:

  Grubb & Ellis Company
  2215 Sanders Road, 4th Floor
  Northbrook, IL 60062
  Attention: General Counsel
  Fax: (847) 753-9034


or to such other place and with such other copies as either party may designate as to itself by written notice to the others.



                                    GRUBB & ELLIS COMPANY

                                    _____________________________________
                                    By: John G. Orrico
Dated: September 12, 2000               President, Real Estate Advisory Services


By signing this Agreement, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice, that I understand the terms of the agreements contained therein, and that I voluntarily agree to them.


Dated: September 12, 2000        ________________________________
                                        Steven D. Scruggs

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